Exhibit 99.1

Staffing 360 Solutions Announces the Acquisition of

Key Resources Inc. in North Carolina

Transaction Highlights

•	Key Resources expected to add annual revenues of over $35 million
•	Accretive to shareholders
•	Key Resources will become part of the Commercial Staffing business stream under the management of Paul Polito, President Commercial Staffing (US)
•	Staffing 360 Solutions on track to generate 2018 pro-forma annualized revenues of approximately $335 million

New York, NY – August 28, 2018 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a company executing an international buy-and-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced its expansion of its commercial staffing presence in North Carolina with the acquisition of Key Resources, Inc.. Headquartered in Greensboro, North Carolina, and with four office locations, Key Resources is a leading provider of distribution and supply chain personnel.

For the trailing twelve months ended July 2018, Key Resources generated revenues of approximately $35 million and operated profitably.

“The Carolinas have demonstrated to be, and continue to be, a substantial growth market,” said Brendan Flood, Chairman and Chief Executive Officer of Staffing 360 Solutions.  “The acquisition of Key Resources provides us with further opportunities to expand in this territory with a strong product offering managed by a talented management team. This transaction reflects our continuing commitment to growth through acquisition, intelligent integration, and it further advances us towards our revenue goal of $500 million in annualized revenues by the end of 2019.”

“The acquisition of Key Resources allows us to easily assimilate our strategic growth plan into the Triad area market of North Carolina. Culturally, our businesses are very similar, and we expect that each of our current teams will work well together on cross selling ventures to further the revenue of both Key Resources and Monroe Staffing Services. I look forward to working with our new team,” stated Paul Polito, President of Commercial Staffing (US) of Staffing 360 Solutions. “Key Resources adds a strong heritage with over 20 years in the North Carolina marketplace.”

The investment bank of Anderson LeNeave and Co. represented the seller.

Staffing 360 Solutions will provide additional details to investors regarding these transformative events through forthcoming SEC filings and press releases. More information about Staffing 360 Solutions, including investor materials, presentations, white papers, and webcasts, can be found at: www.staffing360solutions.com/res.html.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of an international buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom.  The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space.  For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning.  Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Corporate Investor Contact:

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and Chief Executive Officer

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com / +1 (646) 507-5711